Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the references to our firm in the Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A of The Weiss Fund and to the use of our report dated February 5, 2009 on the financial statements and financial highlights of Weiss Treasury Only Money Market Fund, a series of The Weiss Fund. Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2008 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP
TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 30, 2009